Exhibit 5.1

Goodwin Procter LLP 100 Northern Ave. Boston, MA 02210 goodwinlaw.com +1 617 570 1000
May 13, 2026
Akamai Technologies, Inc.
145 Broadway
Cambridge, MA 02142

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as your counsel in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 17,000,000 shares (the “Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), of Akamai Technologies, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2026 Employee Stock Purchase Plan (the “ 2026 Plan”) and the Company’s Second Amended and Restated 2013 Stock Incentive Plan, as amended (the “2013 Plan” , together with the 2026 Plan, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, at the time Shares are issued, the total number of then unissued Shares, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP